POWER OF ATTORNEY

The undersigned, Thomas Patrick, hereby appoints Trent Stedman and Barton S. Aronson, or either of them, his true and lawful attorneys-in-fact and agents, with full power to execute for and on behalf of the undersigned with respect to the undersigned’s holdings of and transactions in securities issued by Marlborough Software Development Holdings Inc., a Schedule 13D and any and all amendments thereto, a Joint Filing Agreement in connection therewith, and any and all Forms 3, 4, and 5, in accordance with Section 13(d) and Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, granting unto said attorneys full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with any provisions of the Securities Exchange Act of 1934, as amended.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedule 13Ds or Forms 3, 4 or 5 with respect to the undersigned’s holdings of and transactions in securities issued by Marlborough Software Development Holdings Inc., unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed on April 12, 2012.

_/s/ Thomas Patrick_____________

Thomas Patrick